Liquidity Services, Inc. Q4 FY2018 Earnings Call

Operator: Good day, ladies and gentlemen, and welcome to the Fourth Quarter FY 2018 Liquidity Services Earnings Conference Call. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session, and instructions will be given at that time. As a reminder, today’s program is being recorded.

And now I’d like to introduce your host for today’s program, Julie Davis, Senior Director of Investor Relations. Please go ahead.

Julie Davis, Senior Director-Investor Relations

Thank you, Jonathan. Hello and welcome to our fourth quarter and fiscal year 2018 financial results conference call. Joining us today are Bill Angrick, our Chairman and Chief Executive Officer; and Jorge Celaya, our Chief Financial Officer. We will be available for questions after our prepared remarks.

The following discussions or responses to your questions reflect management’s views as of today, December 6, 2018, and will include forward-looking statements. Actual results may differ materially. Additional information about factors that could potentially impact our financial result is included in today’s press release and in our filings with the SEC, including our most recent Annual Report on Form 10-K.

As you listen to today’s call, we encourage you to have our press release in front of you, which includes our financial results, as well as metrics and commentary on the quarter. During this call, we will discuss certain non-GAAP financial measures. In our press release and our filings with SEC, each of which is posted on our website, you will find additional disclosures regarding these non-GAAP measures, including reconciliations of these measures with comparable GAAP measures.

We also use certain supplemental operating data as a measure of certain components of operating performance, which we also believe is useful for management and investors. The supplemental operating data includes gross merchandise volume and should not be considered a substitute for or superior to GAAP results.

At this time, I’d like to turn the presentation over to our CEO, Bill Angrick.

William P. Angrick, III, Chairman & Chief Executive Officer

Good morning. Thank you, Julie. Welcome to our Q4 earnings call. I’ll review our Q4 performance and provide an update on key strategic initiatives. Next, Jorge Celaya will provide more details on Q4 and our outlook for the current quarter.

During Q4, our core business strengthened and our growth accelerated as we continue to execute our strategy. Excluding the expired DoD Surplus Contract, we grew GMV by 19% year-over-year, marking our highest quarterly GMV organic growth rate in six years. Driving this growth, our GovDeals segment grew GMV 14% as we sold higher volumes of higher value assets, and our Retail Supply Chain Group segment grew GMV 10% as we continue to drive more participation from sellers and buyers aided by new marketplace features and new seller solutions.

Reversing its prior year trend, our Capital Assets Group segment, excluding the expired DoD Surplus Contract, grew GMV 39% year-over-year, driven by higher volumes of industrial asset sales in North

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America, EMEA and Asia. We’re also proud of the achievements we’ve made in driving operating efficiencies while simultaneously investing in new sales, marketing and service initiatives to accelerate our top line growth.

In Q4, we improved our consolidated adjusted EBITDA by 75% year-over-year and generated positive operating cash flow. This notable improvement reflects the successful execution of our realignment and growth strategies, which we expect should continue to drive improved results over time.

Next, we’ll take a closer look at our segments. Our Retail Supply Chain Group segment grew GMV by 10% year-over-year, driven by strong performance with existing retail and manufacturer clients. Our Retail segment addresses a large and growing market opportunity as consumers return over $350 billion of merchandise each year, draining capital and labor from retailers of all sizes.

In response, Liquidity Services is designed and built its scalable and secure returns process management software solution branded RPM to help retailers manage the complexity of the returns process whether from their own stores or direct from their online consumers. Our cloud-based RPM software solution enables retailers to reduce cost, improve customer service and maximize the natural recovery on return products, feedback from the marketplace regarding our RPM returns management solution.

Q4 fees related to our returns management services more than doubled from the prior-year period. Of note, after an extensive evaluation process, the Home Depot has chosen Liquidity Services’ proprietary RPM software platform to manage all U.S. reverse logistics center operations under a multi-year agreement.

Liquidity Services RPM returns solution supports the Home Depot’s strategy as a global market leader to drive innovation and efficiencies and its reverse logistics operations, which makes Liquidity Services the ideal partner. As retailers strain under the challenges of managing the growing volume of online returns, Liquidity Services’ experience, scale and technology platform, unlock significant value for our clients. Reflecting this industry-wide need, our business development pipeline continues to grow. And during Q4, we signed another e-commerce market leader to a multi-year agreement to manage and sell returned goods, leveraging our marketplace channels and value-added services.

Next, our GovDeals segment grew GMV by 14% year-over-year during Q4, driven by the addition of hundreds of new clients in the U.S. and Canada such as the state of Nebraska and state of Rhode Island. During Q4, GovDeals completed over 60,000 online auctions, including vehicles, heavy equipment and the sale of a 1953 de Havilland airplane for over $212,000. Finally, GMV and our Capital Assets Group segment excluding the expired DoD Surplus Contract grew GMV 39% year-over-year, reversing its prior-year trend, driven by strong consignment activity across all regions.

Our energy vertical, however, continued to experience softness due to lower energy prices, causing oil and gas sector sellers to hold their assets.

Our strategic growth plan, which we refer to by the acronym RISE, focuses on four key pillars: Recovery maximization, increasing volume, service expansion, and expense leverage. The objective of our strategy is to deliver a more diversified asset-light business with recurring revenue that focuses on profitability, while growing a solid foundation for long-term growth.

To support our first key pillar, recovery maximization, we are deploying our new LiquidityOne e-commerce marketplace platform and making ongoing investments in digital marketing tools and analytics to improve the overall experience of our buyers and to increase transaction volume. Our Go-Dove marketplace is expected to launch on our new platform in early 2019, and our retail liquidation marketplace will be integrated into the new platform later in 2019.

We also anticipate the launch of a new consolidated marketplace on our LiquidityOne e-commerce platform later in 2019, which will serve as a single marketplace to search, find, and buy any asset from across our network of marketplaces.

The completion of these deployments and our ongoing commitment to best-in-class digital marketing technologies will further boost the recovery rates and the volume of assets sold on our marketplaces while also optimizing our buyer experience.

With regard to service expansion, we continue to invest in value-added solutions that are adjacent and complementary to our transactional marketplaces. Our cloud-based RPM returns management software solution is enabling clients to enhance inventory accuracy and financial recovery on returned products that are sold on our marketplaces. We are building a strong base of reference clients for our RPM returns management solution, and we believe we offer the market-leading solution for the retail industry to solve the headaches associated with managing the $350 billion industry product returns issue. We’ve also expanded our reach in the capital assets market with our acquisition of Machinio, which is the leading online classified marketplace for used equipment with over $10 billion of used equipment listings and over 10,000 equipment dealers. This marketplace and the hundreds of thousands of Machinio buyers are complementary to boosting recovery and volume on our online auction marketplaces.

In closing, we are committed to making continued investments in our people, processes and technology platform to enhance the value we bring to clients and drive our transformation as we begin to harvest the investments we are making over the next few years, we are excited about the tremendous potential to grow our business. Liquidity Services is committed to driving innovation and significant value creation for our customers and shareholders as we execute our long-term growth strategy.

Next, I’ll turn it over to Jorge.

Jorge A. Celaya, Chief Financial Officer & Executive Vice President

Thank you, Bill. Good morning, everyone. First, I will comment on select fourth quarter and fiscal year 2018 results. We finished the fourth quarter of fiscal year 2018 above the company’s guidance range of GAAP net loss, GAAP diluted EPS and adjusted EBITDA. Results were at the high end of the guidance range for GMV and non-GAAP EPS. As compared to the fourth quarter of 2017, GMV and adjusted EBITDA were up despite the completion of the DoD Surplus Contract earlier in 2018. Overall, our results reflect strong organic growth in our commercial businesses and a significant progress on the transformation initiatives across our segments.

Comparing to the fourth quarter 2017, adjusted EBITDA improved 75%, GAAP net loss improved 93%, and adjusted net loss improved 55% year-over-year. Our GMV improved 7% and revenue was down 14% with revenue driven by the impact of the wind down of our DoD Surplus Contract, which was a purchase of inventory model. As we continue to transform our top-line for the greater mix of self-service and value-add services, our consignment GMV is now 79% of total fourth quarter GMV, reflecting the continued growth in self-service and the reduction in reliance on the Surplus Contract.

As these fourth quarter results reflect, we are successfully executing on the plan we laid out at the end of 2017 to grow our commercial and our municipal government marketplaces. We have also simplified and streamlined our organization during 2018, and we have more than offset the bottom line impact of completing the DoD Surplus Contract. In the fourth quarter, we reported GMV of $155.3 million, reflecting year-over-year double-digit growth in our GovDeals and RSCG segments. GovDeals GMV was up 14% from the fourth quarter of fiscal year 2017, driven by the additional sales volume from existing and new sellers. Retail Supply Chain Group GMV was up 10% from a year ago due to an increase in product flows from existing client, new business development efforts, and the adoption of new seller solutions to our new service offerings.

Results were partly offset by a 6% year-over-year decrease in our CAG segment, although excluding the DoD Surplus Contract activities in 2017, the CAG segment is up 39% as compared to a year ago. We reported fourth quarter of fiscal year 2018 revenue of $52.7 million, and GovDeals revenue increased 10%, and RSCG increased 23%, inclusive of service fee revenue, while revenue from our CAG segment was down 49% compared to the fourth quarter of fiscal year 2017, again, largely affected by the completion of our DoD Surplus Contract. Our GAAP net loss was $1 million, a $12.9 million improvement compared to a $13.9 million loss a year ago. Adjusted net loss was $4.6 million, a $5.7 million improvement from a $10.3 million loss in the prior-year quarter.

And finally, our fourth quarter adjusted EBITDA was a negative $1.9 million, a $5.8 million improvement in the quarter from a loss of $7.7 million in the prior-year quarter. These significant improvements were driven by strong top line growth in our RSCG and GovDeals segments, substantial benefits of restructuring in our commercial CAG business, restructuring of the corporate functions, and overall lower technology expenses. Turning to the fiscal year 2018 full year results, our performance reflected strong growth in our GovDeals and RSCG segments, and a return to DMV growth in the second half of the year in our CAG business when excluding the Surplus Contract activity.

Our fiscal year GMV was in line with prior year and our revenue was down 17% again reflecting the Surplus Contract wind down earlier in 2018. Top line results on a full year basis were more than offset by the significant progress on the transformation initiatives across our business. For the fiscal year 2018, GAAP net loss improved 70%. Adjusted EBITDA improved 66% and adjusted net loss improved 47% year-over-year. In fiscal year 2018, we reported GMV of $626.4 million, down $2.9 million compared to fiscal year 2017 as a double-digit growth in our GovDeals and RSCG, up 15% and 30% respectively, was offset by the impact from the wind down of our DoD Surplus Contract.

We reported fiscal year 2018 revenue of $224.5 million, down 17% from the prior year, which is largely again driven by the wind down of our DoD Surplus Contract in CAG. Despite the wind down, our gross profit margin as a percent of revenue increased over 200 basis points and reflects improvement in the take rates in our commercial businesses. Our GAAP net loss was $11.6 million, a $28 million improvement compared to $39.2 million loss in the fiscal year 2017. Adjusted net loss was $16.2 million, a $14.5 million improvement from a $30.7 million loss in the prior year. And finally, our fiscal year 2018 adjusted EBITDA was negative $7.3 million, a $14.3 million improvement compared to a loss of $21.6 million in the prior fiscal year. These improvements reflect the growth in our Retail Supply Chain Group and GovDeals segments and benefits from the restructuring and realignment across our company.

We continue to have a debt-free balance sheet on September 30, 2018. We had a cash and short-term investment balance of $78.4 million. Looking ahead to 2019, we will remain focused on growing our commercial and municipal government marketplaces, and completing the final phase of the implementation of our e-commerce platform. We are focused on executing our RISE strategy, as Bill previously described, which we believe will position us to better serve our sellers and buyers through flexible service offerings, enhanced buyer experience and new seller solutions. However, our Q1 and Q2 fiscal year 2019 comparative results will be impacted by the wind down of the DoD Surplus Contract that took place in the first half of fiscal year 2018.

Year-over-year, our first quarter outlook comparison reflects continued growth across our commercial and municipal government businesses. We expect to see improvements in seller and buyer participation in our RSCG segment as we roll out new services and solutions such as our returns process management SaaS solution, seller self-service offerings, mobile apps and an enhanced buyer experience. We are also making progress in our CAG segment as we continue to refine our sales and marketing strategy and expand our ability to serve our target seller base. We expect our GovDeals segment to continue to grow as we add new seller accounts in both the U.S. and Canada and as we grow our AuctionDeals marketplace.

Management’s guidance for the next fiscal quarter is as follows; we expect GMV for Q1 of 2019 to range from $150 million to $170 million; a GAAP net loss is expected for Q1 2019 in the range of negative $7 million to a negative $5.5 million, with a corresponding GAAP loss per share for Q1 of 2019 ranging from negative $0.22 to a negative $0.17 per share. We estimate non-GAAP adjusted EBITDA for Q1 of 2019 to range from a negative $3.5 million to a negative $2.5 million. A non-GAAP adjusted loss per share is estimated for Q1 of 2019 in the range of negative $0.17 to negative $0.12 per share. This guidance assumes that we have diluted weighted average shares outstanding for the quarter of approximately 32.5 million shares.

We will now take your questions.

QUESTION AND ANSWER SECTION
Operator: Certainly. Our first question comes from the line of Colin Sebastian from Baird. Your question, please.

Q – Colin Sebastian – Robert W. Baird & Co., Inc.: Great. Thanks. I have a few questions. Bill, first off, wondering was there a change in timing with respect to the rollout of the retail liquidation marketplace and the consolidated sites? And then if you could provide some context on how much of a marketing effort incrementally will be put behind these launches beyond sort of the normal quarterly expense run rate, or if you see this more as a transition of the existing buyer and seller communities over to the new sites. And then I have a couple of follow ups. Thanks.

A – Bill Angrick – Liquidity Services, Inc.: Sure. We are targeting the Go-Dove – just taking you through the entire roadmap, the Go-Dove deployment at the beginning of a quarter, so that will be Q1 calendar 2019, which is very prudent with our financial integration systems. That will be followed by the retail liquidation marketplace as we move to the later in the year, again, focusing on lining up with our quarter as well as ensuring expanded scope from some of our retail clients who are integrating returns management activities into the marketplace, and a marketing tech stack we’re building that all comes together as we launch the retail marketplace. And then I think as we stand up the retail marketplace in parallel, we’ll be looking at the consolidated, call it, aggregation site. That is something that drives additional organic and other traffic to support all of our asset listings.

With regard to the existing buyer base, that buyer base has permissions to interact on the current marketplaces. That will continue, but they’ll also have the ability to expand their view to all of our assets through the companion aggregation site. I think the opportunity for us over time is to further integrate and consolidate the brand architecture and drive more marketing spend behind fewer brands, and then really double down on the marketing tech stack as we look at segmentation by asset category, customized recommendation engines by category, AB testing tools to drive further optimization of the buyer experience, building on a data warehouse strategy, driving analytics that inform each of those marketing actions.

I think we’ve done a nice job with a variety of targeting tools, but we’ve done that in a more siloed way than what we anticipate under the aggregation platform that LiquidityOne represents. Regarding marketing efforts, I think you’re always looking at some incremental spend as you stand up a new aggregation marketplace. We’ll work carefully to ensure proper traffic, proper exposure of our assets. We have a tremendous amount of built-in organic traffic, and we’ll be working carefully to migrate that to any new URLs that we create. I think we would certainly err on the side of spending more to ensure continuity of traffic and better participation in our marketplaces rather than just letting that unfold on its own.

Q – Colin Sebastian – Robert W. Baird & Co., Inc.: Okay. That’s helpful. And maybe on the retail segment, a couple of follow-ups. I guess, I’m wondering how much of the volume in Q4 maybe for the year was attributable to the Amazon contract, and then in terms of how that shift in the mix might be trending. And with respect to Restock Tuesday, I was wondering if volume there met your expectations.

A – Bill Angrick – Liquidity Services, Inc.: We’ve been very pleased with the level of buyer traffic and transaction activity in the retail Liquidation.com marketplace. Certainly, you have seen the benefit of our positioning to support both on the sellers side channels to deal with continuous growth in online returns resulting in product flows into our programs, and helping them drive both efficiencies, inventory manifest and accuracy, and financial recovery. So Restock Tuesday went well. I think the continued trend is healthy. When we look at the retail landscape we work across that landscape with e-commerce market leaders, including the largest online players, warehouse clubs, omni-channel players. And I think our client base mirrors the market share concentrations across the retail landscape. So we’ve driven great value for all of these clients. We see more interest actually in the call it mid-size, sort of born in the cloud e-commerce retailers that are getting traction who’ve never had a store network or distribution center network. They need not only our marketplace liquidity, but our returns management solutions, both the software solutions and the logistic support. That’s an area of growth and opportunity for us.

We also see a lot of interest from the omni-channel players that maybe weren’t the first movers in creating the online experience, but are playing catch-up pretty quickly, and they are able to allow their buyers to order online, pick up in the store and return products that they’ve bought online to the stores. That creates a lot of volume into these physical locations. That’s not sustainable. Those items need to be professionally managed, and we bring a tremendous amount of knowledge and expertise to remove bottlenecks and constraints that affect store operations especially during peak seasons. So I think the value proposition for the retail business is to continue to serve the largest players, like the one you mentioned, but also increasingly a number of the omni-channel players and the born in the cloud e-commerce category leaders.

Q – Colin Sebastian – Robert W. Baird & Co., Inc.: Okay. And then maybe stepping back, as you look towards hitting those organic top line growth rates without the tough comparables from the DoD going forward, how should we also then think about operating leverage? As you roll out the new sites, obviously there’s some incremental costs with that, but maybe talk about how we should think about the fixed expense base going forward over the next couple of years. Thank you.

A – Bill Angrick – Liquidity Services, Inc.: Sure. We will see leverage in our model for a variety of reasons. One, as we invest in our RISE strategy, the principal characteristic of our business model, as we improve recovery rates, we improve the value of items transact in our marketplace, that unlocks additional revenue as we tie our revenue streams to the value of goods sold on our marketplace. So we think there’s a great upside there, Colin, to drive up higher recovery, driving higher commission revenues, which is very high margin at the bottom line.

We also introduced a number of fee-for-service offerings, which don’t record GMV in our model that are adjacent to the programs and the products that we handle. So we might take product flows in for a client, reconcile the credits owed between suppliers and retailers. We realize revenue streams from that activity. And then, we make the decision and data-driven analytical strategies to help them liquidate that product in our marketplaces and other channels. So we’ve got the opportunity to drive multiple revenue streams, some of which are service fees, which are higher margin to the bottom line as we grow.

I think also, as Jorge mentioned, the consignment model where we don’t take title to inventory is now the vast majority of our marketplace approaching 80%. And that’s also very high-margin, asset-light part of our business where the take rates may be lower as a percentage of GMV, but the EBITDA margins as a percentage of GAAP revenue are very high. So as we grow the consignment volumes, we like the economics of that which we believe will drive margins.

And then finally, we have a self-service offering, which is also a material part of our mix where we provide a variety of tools to our clients they determine the manifest of the items they want to sell. We upload those assets, we drive best-in-class marketing, help them sell the items and then we collect a success fee. We do not touch the items, do not warehouse those items. We simply provide the data, the buyer base, the liquidity, various sort of best practice advice, and in some cases, some applications to help them lot and sell from their locations.

So that business is going to continue to grow. We prototyped that with say a marketplace named AuctionDeals that’s being embraced. It’s growing in popularity. So I think those areas, higher ROR, higher mix of fee-for-service business, higher use of self-service, all flow through.

And then, on the fixed cost side, clearly, we’ll over time be able to get some integration of systems and legacy systems, which will free up resources. In many cases, we’ll reinvest some of that into digital marketing and marketing tech-related areas. We know that having the fundamental data lakes and data warehouses is a core foundation for driving the data to support digital marketing and that can incur in any number of areas both on our site, off our site, social, paid, unpaid. So we’re really committed to being a leader in the marketing tech stack related to the growth of our platform.

Q – Colin Sebastian – Robert W. Baird & Co., Inc.: Great. Thank you.

Operator: Thank you. Our last question for today comes from the line of Gary Prestopino from Barrington. Your question, please.

Q – Gary Prestopino – Barrington Research Associates, Inc.: Hi. Good morning, everyone. I think Colin kind of asked this question, but I don’t think we really got an answer. Bill, my impression was that this LiquidityOne initiative was going to be over by the end of calendar 2018. So is that – was I wrong on that? Has this always been planned to continue to go in throughout 2019?

A – Bill Angrick – Liquidity Services, Inc.: Yeah. We’ve had plans, Gary, to have activity in 2019 and the Go-Dove launch is effectively the beginning of the January – beginning of the March quarter as opposed to the end of the December quarter, and it’s always prudent to have these launches at the beginning of a quarter and so that’s what’s happening there.

Remember the front end template that you see when you go to the marketplace is just a – is the tip of the iceberg in terms of these integrations. You’ve got the back-end integrations of financial systems, of the CRM systems, of the data flows from the data warehouses, and all of that is largely done. And so what we’re really talking about is the front-end branding and templates that sit on top, and we’ve got a non-trivial amount of work that’s been done with the Go-Dove launch because it’s a global marketplace, serving international markets of a whole variety of financial settlement functionality that helps buyers and sellers sell from any country, collecting VAT, proper compliance and multicurrency, multilingual.

So that’s a big build and a terrific set of functionality that will help all of our marketplaces. And then when you think about markets, we have a number of offerings that can go international. And so when we build out this functionality with the Go-Dove, we can leverage that in other areas.

So with the remaining functionality, the aggregation site will be later in the year. That is a sort of a culmination of all of the underlying tech stack, marketing stack that we’ve built, and it’s really the opportunity for the company to put a new brand out there that aggregates every listing that we have for our buyers.

Q – Gary Prestopino – Barrington Research Associates, Inc.: Okay. So are we to assume that it was costing between $1 million to $2 million a quarter as we roll – or the initiative was rolled out in 2018? Is that run rate going to continue throughout 2019?

A – Jorge Celaya – Liquidity Services, Inc.: So, Gary, this is Jorge. The numbers that we’ve given out before are continuing this last quarter, and it would be very similar in the upcoming quarter. I think as we get towards the end of 2019, you’ll start to see that tapering down on the IT front, and then certainly in 2020.

But, as Bill mentioned, yes, we still anticipate to have a slight more reduction. We’ve cut – reduced IT expense, created a lot of efficiency there as we’ve gotten through the bulk of the work. But we do still expect to have some – from a project perspective, that begins to wind down later this year. And then, we’re going to have the reinvestment on the marketing side, which is something we’ve indicated that the growth strategy where we’re going to invest in sales and marketing and not only overall when the aggregated site comes on which is going to be, I think, a very good turning point for us, but also just in our marketing ability to integrate with the technology platform and grow the business even further.

A – Bill Angrick – Liquidity Services, Inc.: Let me also just add that we have our dedicated technology resources working on this integration, but we’ve had some terrific business opportunities to invest in our returns management cloud-based software solution, and that’s responding to market needs. And we’ve successfully marketed and sold that returns management solution to some of the most demanding customers on the planet. And we think that’s a core area for us to continue to invest and grow. And when we have those opportunities, there is some amount of resource allocation, decision making that happens to support these new revenue opportunities and market opportunities such as we’re seeing in the retail supply chain around returns management solutions.

Q – Gary Prestopino – Barrington Research Associates, Inc.: Okay. And that leads me on my next question on the software, how are you pricing that? Is that a – since you said it’s a SaaS business, are you charging a monthly fee for that, Bill?

A – Bill Angrick – Liquidity Services, Inc.: It is a software license fee. It’s an annual recurring pricing product. We do have another business that has that recurring revenue characteristic, Machinio and that’s not material to the current quarter but it is part of a long-term growth strategy. We have equipment owners around the world using that platform paying an annual subscription fee. The business is growing rapidly. It is a data-driven matching of available supply with demand. It’s highly scalable. It’s another area that will emerge as we move to 2019 and 2020 as a very attractive part of our service and recurring revenue software streams.

Q – Gary Prestopino – Barrington Research Associates, Inc.: So with this RPM software, how much of your retail base have you penetrated with this?

A – Bill Angrick – Liquidity Services, Inc.: Very modest at this point. But what’s great is, is we’ve got referenced clients across the continuum. The very large enterprises to the middle market, to even small specialty retailers, because everyone in the market has a function of being in retail has to deal with returns, and returns are double or triple online versus when you run a brick-and-mortar operation.

Q – Gary Prestopino – Barrington Research Associates, Inc.: Right. So what – could you just tell us briefly what are some of the key functionality features of this software that make it so attractive to the retailer?

A – Bill Angrick – Liquidity Services, Inc.: Well, you have a number of aspects here. You’ve got data management, logistics management, financial management and recovery decision-making. So when you think about the returns process, there is an underlying supplier agreement, where the retailer and the vendor who made the product have to agree on who’s going to be responsible for that returned volume. So someone has to validate this is a valid return and what the data is associated with that product, is that product what it says on the bar code on the box or not. Fraudulent returns is a problem.

So the data management piece is huge. And then, when you scale that to hundreds of thousands of SKUs across tens of thousands of suppliers and syncing all that data, providing a reconciliation in real-time so that retailer and vendor can close their books and deal with the receivable and the payable, that’s huge. And so we built the functionality for that. We handle all of the logistics flow for these clients, or we can give our software to the client, allow them to run it out of their own facilities.

And then, finally, we give them a lot of data to determine, once the item has been validated, the returns are reconciled, what what’s the appropriate disposition decision. And we provide very robust channels to get them maximum recovery with speed.

That’s sort of tied into this RPM acronym. We can go quickly. And so we offer our B2B channels, our B2C channels. We can tie into other channels that our clients desire, and that’s that entire platform in a single place with great visibility. And it’s getting noticed and it’s getting traction. So we want to continue to invest in that area as we move forward.

Q – Gary Prestopino – Barrington Research Associates, Inc.: Okay. Great. And then, lastly, in GovDeals, you said you’re selling higher volumes of higher value assets. Can you comment on what’s driving that? Is there something that you’re doing on the marketing side that’s different, or is that just kind of where we are in the economic cycle?

A – Bill Angrick – Liquidity Services, Inc.: I think it’s certainly both. We are not trying to cherry-pick and tell clients what to sell. Having said that, as we talk about building the marketplace liquidity, getting higher recovery rates, I think we’re getting access to these higher value assets whether it be transportation equipment, construction equipment, or other items that bring more eyeballs and bring more value to the client. And that’s more or less an organic development. There’s nothing unique that we need to do to support that. It’s – when you add some of these larger metropolitan areas and even state governments, they have most of their balance sheet tied into equipment to maintain roads and bridges or to maintain emergency service fleets. And those are the areas that deliver the higher value transactions.

Q – Gary Prestopino – Barrington Research Associates, Inc.: Thank you.

Operator: Thank you. This does conclude the question-and-answer session of today’s program. I’d like to hand the program back to Julie Davis for any further remarks.

Julie Davis, Senior Director-Investor Relations

Thank you to everyone for joining our call today. If you have any additional questions, please feel free to contact me directly and we can go through those. Thank you and have a good day.

Operator: Thank you, ladies and gentlemen, for your participation in today’s conference. This does conclude the program. You may now disconnect. Good day.